Case 04-35435-PGH     Document 372     Filed 03/28/2008

ORDERED in the Southern District of Florida on MAR 28 2008


                                         /s/ Paul G. Hyman
                                        Paul G. Hyman, Chief Judge
                                        United States Bankruptcy Court

                    UNTED STATES BANKRUPTCY COURT
                    SOUTHERN DISTRICT OF FLORIDA
                      WEST PALM BEACH DIVISION
                        www.flsb.uscourts.gov

In re:                                              Chapter 11
eComeCom.Com, Inc., Debtor.                         Case No. 04-35435-BKC-PGH

     ORDER GRANTING DEBTOR-IN-POSSESSION'S MOTION FOR FINAL DECREE
                      CLOSING CASE (C.P. #361)

        THIS MATTER came before the Court for hearing on March 28, 2008 on eComeCom.Com, Inc.'s Final Report of Estate and Motion for Final Decree Closing Case (the "Motion")(C.P. #361). The Court, having reviewed the Motion, having heard argument of counsel, having been advised that the United States Trustee has no objections to the Motion, and being otherwise duly advised in the premises does ORDER and ADJUDGE that:
   1. The Motion is GRANTED.
   2. Pursuant to Bankruptcy Rule 3022, the Court shall hereby direct the clerk to enter a final decree closing the Debtor's bankruptcy case (the "Final Decree"). The Final Decree shall be effective as of March 28, 2008 irrespective of the date the Final Decree is entered by the Court.
   3. The Court finds that the Debtor's estate has tendered all fees due and owing to the United States Trustee's Office, as indicated in the Motion, and no further fees shall be due and owing with respect to the instant case.
                                  ###

Submitted by:
Eyal Berger
201 S. Biscayne Blvd., Suite 1700
Miami, Florida 33131
Phone: (305)379-9000
Fax: (305)379-3428
Email: eberger@kpkb.com



{Bankruptcy\5418\0001/M0532535 v.l; 3/28/2008 02:02 PM}